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                                                                   EXHIBIT 10(I)

                                JOHNSON & JOHNSON
                         EXECUTIVE INCOME DEFERRAL PLAN

                        (AMENDED AS OF DECEMBER 4, 2002)

         The Johnson & Johnson Executive Income Deferral Plan (the "Plan") is intended to permit a select group of executives to defer income which would otherwise be immediately payable to them under various compensation and/or incentive plans of Johnson & Johnson (the "Company").

         1. ADMINISTRATION. The Plan is administered by the Compensation Committee of the Company's Board of Directors. The Committee shall have responsibility for determining which investments will from time to time be available under the Plan and shall review the investment options at least once every three years. The Committee shall make all decisions affecting the timing, price or amount of any and all of the Deferred Awards (as hereinafter defined) of participants subject to Section 16 of the Securities Exchange Act of 1934, as amended, but may otherwise delegate any of its authority under the Plan.

         2. ELIGIBILITY. Eligibility to defer income and other amounts under the Plan will be initially limited to members of the Executive Committee of the Company. The Committee may from time to time expand eligibility to defer compensation under the Plan to other executives of the Company. The Committee, however, has the authority to refuse to permit any executive to participate in the Plan or elect to defer payments, if the Committee determines that such participation would jeopardize the Plan's compliance with applicable law or the Plan's status as a top hat plan under ERISA.

         3. DEFERRAL INTO AN INCOME DEFERRAL ACCOUNT OR ESTATE PRESERVATION PLAN. Participants may elect to defer up to (i) fifty percent (50%) of annual salary, (ii) one hundred percent (100%) of cash and/or stock awards under the Company's Executive Incentive Plan, (iii) one hundred percent (100%) of dividend equivalents paid under the Company's Certificate of Extra Compensation ("CEC") Plan and (iv) one hundred percent (100%) of dividend equivalents paid on deferred "gain" shares under the Company's Stock Option Gain Deferral Plan. Amounts so deferred are known as "Deferred Awards" and will be directed, at the election of a participant, to either an "Income Deferral Account" or the Estate Preservation Plan (as described below). A participant's decision to defer under the Plan must be made on or before September 30 of the year prior to the commencement of the fiscal year as to which the compensation, bonus, incentive payment or dividend equivalent monies to be deferred will be earned. Notwithstanding the foregoing, the required notice period for elections made in respect of amounts to be deferred under (iv) above shall be governed by the notice and election provisions of the Stock Option Gain Deferral Plan. Any election to defer pursuant to this Section 3 shall be effective only when timely filed with Extra Compensation Services on the form utilized for such purpose. A participant shall designate, in multiples of 1% of the Deferred Award, the portion to be allocated to each investment option available under the Plan. A participant may change the investment options for Deferred Awards not yet credited to his or her Income Deferral Account not more than once each month, such change to be effective as
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of the first day of the month following the month in which a participant's request to change such allocation is filed with Extra Compensation Services.

         In determining the maximum amounts which can be deferred by any participant under the Plan, the Committee shall take into account (and include) any commitment made by such participant under the Estate Preservation Plan. To the extent that the amount of salary and/or cash award under the Company's Executive Incentive Plan is insufficient to meet the prior deferral commitment made by a participant under the Plan and the Estate Preservation Plan, then the deferral commitment under the Plan shall be reduced accordingly so that the deferral commitment under the Estate Preservation Plan is funded in full.

         Any elections to defer dividend equivalents under the Company's CEC Plan will be applied such that elections will apply to the CEC contracts in the reverse order of their issuance. Deferred Awards shall be held in one account regardless of the form of compensation or plan under which they were earned.

         Upon ceasing to be an employee of the Company, each participant (or in the event of a participant's death, the named beneficiary or his/her estate) shall be entitled to receive in cash in lump sum the value of his/her Income Deferral Account as of the date of such termination, unless such participant has elected, pursuant to the provisions of Section 7 below, to further defer payment of his/her Income Deferral Account beyond retirement. Notwithstanding the above, if a participant is in any fiscal year a "named executive officer" for proxy statement reporting purposes by reason of his/her being the chief executive officer of the Company or one of the four highest compensated officers (other than the chief executive officer), any payment from an Income Deferral Account otherwise due to be made in such year shall be postponed to a date which is on or about the 15th day of January of the following fiscal year; provided, however, that all such funds in such Income Deferral Account shall be deemed to be invested at the One Year Treasury Bill Rate, as described below, as of the date of his or her retirement until payment is made.

         4. INVESTMENT OF INCOME DEFERRAL ACCOUNTS. At the election of each participant, amounts in an Income Deferral Account may be invested utilizing the investment options set forth below. Amounts to be deferred in any month (including any stock award) will be valued and credited to a participant's Income Deferral Account effective as of the last day of each month. Amounts to be deferred into the Estate Preservation Plan are separate and distinct from the amounts deferred into Income Deferral Accounts.

         (a) Common Stock Equivalent Units. All amounts elected to be deferred under this investment option shall be converted into equivalent units of the Company's Common Stock ("Common Stock") as if the compensation deferred had been invested in Common Stock ("Common Stock Equivalent Units"). The number of Common Stock Equivalent Units shall be determined by dividing the amount of compensation or dividend equivalents to be deferred by the average of the high and low prices of the Common Stock as traded on the New York Stock Exchange on the trading day immediately preceding the last trading day of each month, as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). The Company shall credit the participant's Income Deferral Account, effective as of the last trading of each such month, with the number of full and partial shares of the Company's Common Stock so determined. However, at no time shall any shares of the Company's Common Stock actually be purchased or earmarked for such Income Deferral Account. No participant shall have any of the rights of a shareowner with respect to any shares credited to
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his or her Income Deferral Account. The number of Common Stock Equivalent Units included in a participant's Income Deferral Account shall be adjusted to reflect payment of dividends and increases or decreases in market value which would have resulted had funds equal to such deferred amount actually been invested in Common Stock.

         The value of the Company's Common Stock for purposes of investment redesignation (as described in Section 5) shall be the closing price of the Company's Common Stock on the New York Stock Exchange on the trading day immediately preceding the last trading day of the month in which the participant's redesignation request is received by Extra Compensation Services, as reported as determined above, and shall be effective as of the last trading day of such month.

         Distributions in cash of the value of equivalent shares of the Company's Common Stock will be valued at the closing price of the Company's Common Stock on the New York Stock Exchange on the last trading date preceding the distribution date, as reported as determined above.

         In the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares of the Company's Common Stock credited to participants' Income Deferral Accounts.

         (b) Balanced Fund. All amounts elected to be deferred under this option shall be deemed to be invested in and credited with the investment rate of return earned under the Balanced Fund option under the Company's Savings Plan or any such successor fund. However, no Balanced Fund shares shall be purchased or earmarked for a participant's Account.

         (c) One Year Treasury Bill Rate. All amounts elected to be deferred under this option shall be deemed to be invested in an interest bearing account which bears interest at the One Year Treasury Bill Rate, compounded monthly. For purposes of the Plan, the One Year Treasury Bill Rate shall be the interest rate for One Year Treasury Bills on the last trading day of the preceding calendar year, as provided by such financial reporting service as shall be selected by the Company in its sole discretion. Such rate shall be adjusted annually. No Treasury Bills will be actually purchased or earmarked for a participant's Account.

         5. REDESIGNATION OF INVESTMENT OPTIONS WITHIN AN INCOME DEFERRAL ACCOUNT. A participant may redesignate amounts previously credited to an Income Deferral Account among the investment options available under the Plan. Participants who wish to redesignate out of a particular investment option may not at the same time redesignate into the same investment option. No redesignation of investments may take place during the 30 days prior to a scheduled distribution under the Plan. The following additional rules shall apply with respect to the redesignation of any such previously credited amounts:

         (a) Permitted Frequency--Redesignation by a participant may be made not more than once during any consecutive twelve month period.

         (b) Amount and Extent of Redesignation--Redesignation for any participant must be in 1% multiples of the investment from which redesignation is being made.
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         (c) Timing--Redesignation shall take place effective as of the first day of the month following the month in which a participant's written redesignation is received by Extra Compensation Services. The value of the Company's Common Stock for purposes of investment redesignation shall be the average of the high and low trading price of the Common Stock on the New York Stock Exchange, as reported as determined above, for the trading day immediately preceding the last trading day of such prior month.

         (d) Special rules for Redesignation Into or Out of Common Stock Equivalent Units previously credited to an Income Deferral Account:

                  (i) Material, Nonpublic Information--The Committee in its sole discretion and with advice of counsel at any time may rescind a redesignation into or out of Common Stock Equivalent Units if such redesignation was made by a participant who, a) at the time of the redesignation was in the possession of material, nonpublic information with respect to the Company; and b) in the Committee's estimation benefited from such information in the timing of his or her redesignation. The Committee's determination shall be final and binding. In the event of such rescission, the participant's Income Deferral Account shall be returned to a status as though such redesignation had not occurred. Notwithstanding the above, the Committee shall not rescind a redesignation if the facts were reviewed by the participant with the General Counsel of the Company or a designee prior to the redesignation and if the General Counsel or designee had concluded that such participant was not in possession of material, nonpublic information.

                  (ii) A participant subject to Section 16(b) of the Securities Exchange Act of 1934 may redesignate his or her Income Deferral Account into or out of Common Stock Equivalent Units only during the applicable "window period" with respect to the release of any quarterly or annual statements of sales and earnings by the Company.

                  (iii) No redesignation of amounts in an Income Deferral Account shall be made into or out of Common Stock Equivalent Units within six
(6) months of a discretionary "opposite way transaction" into or out of Common Stock held by the participant in the Company's Savings Plan.

         (e) Estate Preservation Plan -- Participants may transfer amounts from their Income Deferral Account balance to the Estate Preservation Plan, in accordance with the terms of the Estate Preservation Plan. However, once transferred into the Estate Preservation Plan, such amounts may not be transferred back into an Income Deferral Account.

         6. DISTRIBUTION OF INCOME DEFERRAL ACCOUNTS. If a participant's employment is terminated for any reason (including death or disability), and such participant is not eligible to retire from active service under the Company's pension plan, then his or her Income Deferral Account will be automatically paid in a lump sum as soon as administratively feasible in the month following his or her termination of employment. Distributions in cash of the value of equivalent shares of the Company's Common Stock will be valued at the average of the high and low trading prices of the Common Stock on the New York Stock Exchange, as reported as determined above, for the trading day immediately preceding the last trading day of the month in which employment was terminated.
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         7. POST RETIREMENT DEFERRALS. At the further election of each participant, to be made as provided for below, the payment of any sum otherwise due to a participant upon his/her retirement may be further deferred and paid in either a single lump sum or in installments. A lump sum payment may be deferred for up to ten taxable years following the participant's retirement date. If installment payments are elected, the first installment payment may be made immediately upon retirement or be deferred for up to ten taxable years. Installment payments will be made annually (in the manner described below) and in approximately equal installment amounts (i.e., the value of the balance of the Income Deferral Account, plus accrued interest, divided by the number of remaining installments). The minimum number of annual installments is two (2) and the maximum number is fifteen (15). An participant may elect to defer up to 100% of the value of his/her total Income Deferral Account at retirement; or, any percentage increment less than that. The payment of any amounts from an Income Deferral Account pursuant to this Section 7 shall be subject to the provisions of the last sentence of Section 3 above. The following additional rules shall apply with respect to all payments:

         a) Immediate Lump Sum Payment - The participant will receive the full value of his or her Income Deferral Account in the calendar month of his or her retirement effective date. Participants retiring prior to the determination of a prior years incentive plan award will receive 75% of the estimated value with the remainder paid shortly after the final value is determined.

         b) Deferred Lump Sum Payment - The participant will receive the full value of his or her Income Deferral Account, plus any accrued interest, on or about January 15 of the year he or she elects to receive payment in.

         c) Immediate Commencement of Installments - The participant will receive the first installment in the calendar month of his/her retirement effective date, subject to the provisions of the last sentence of Section 3 above. All subsequent installments, plus any accrued interest, will be paid on or about January 15 of each year.

         d) Deferred Commencement of Installments - The participant will receive the first and all subsequent installments, plus any accrued interest, on or about January 15 of each year.

         With respect to any amounts which are deferred and/or paid in installments, interest shall be paid by the Company from the effective date of retirement to the date of any such payment. The interest rate for all deferred and/or installment payments to an participant shall be fixed at the date of retirement and shall be the rate (rounded to 1 decimal place) offered, as reported by such financial reporting service as the Company in its sole discretion shall select, on the effective retirement date, on a United States Treasury Instrument for the period comparable to the length of the period of the deferral and/or installment payments. The interest shall be compounded semi-annually on the last calendar day of June and December of each year. If more than one instrument is quoted, the average of such rates shall be utilized. By way of example, if an election is made to receive installments over eight (8) years, the comparable eight (8) year U.S. Treasury Rate shall be utilized; if an election is made to defer the commencement of installments for two (2) years with installments paid out over ten (10) years, the comparable twelve (12) year U.S. Treasury Rate shall be utilized. Once established, the interest rate shall remain fixed for the period of the deferral and/or installments.

         In the event of death of a participant following retirement, the Company will make payment in full of the balance of his/her Income Deferral Account, plus any accrued interest, as soon as
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administratively practical in a single lump sum payment to the designated beneficiary, subject to the provisions of the last sentence of Section 3 above.

         In the event no deferral or installment election is made under this
Section 7, the total amount of the Income Deferral Account will be paid in accordance with the provisions of Section 3 in a lump sum payment as soon as practical following an participant's retirement effective date.

         An election by a participant to defer payment or elect installments of all or a part of his/her Account beyond his/her effective retirement date must be made a minimum of twelve (12) months prior to the date of such retirement date. Any such election may be revised or revoked up to twelve (12) months prior to such retirement date. For the twelve month period prior to such retirement date, any election is irrevocable and thus may not be revoked or otherwise revised.

         Notwithstanding the above, at the Plan's inception, an exception has been made for participants who have a retirement effective date between January 1, 1997 and December 31, 1997. For participants having a retirement effective date prior to June 30, 1997, the deferral and/or installment election must be made a minimum of three (3) months and in the calendar year prior to the retirement date. For such participants having a retirement date between July 1, 1997 and December 31, 1997, such election must be made at least six (6) months prior to the retirement date. For example, a participant who retires on April 1, 1997, must make the deferral and/or installment election no later than December 31, 1996; if the retirement date is August 1, 1997, such election must be made not later than January 31, 1997. Any such election to defer and/or receive installment payments may only be revised or revoked prior to the last permissible date for making such election. After such time the election may not be revoked or otherwise revised.

         An election to defer payment and/or be paid in installments is effective only when timely filed with Extra Compensation Services on the form utilized for such purpose. Any election made after the required deadline shall be disregarded.

8. ESTATE PRESERVATION PLAN.


         (a) As described in Section 5 above, a participant may elect to transfer all or any portion of the balance of his or her Income Deferral Account to the Estate Preservation Plan, in accordance with the terms of the Estate Preservation Plan. In the event of such election, the participant's Income Deferral Account shall be reduced, as directed by the participant, as of December 31 of the year in which the transfer is to occur. Transfers from an Income Deferral Account to the Estate Preservation Plan shall only be made effective as of December 31 in any year. Any such transfer shall be irrevocable when made, pursuant to the terms of a split dollar life insurance agreement, as designated by the Compensation Committee, and otherwise upon the terms and conditions set by the Compensation Committee. Upon the election of any participant to so transfer amounts from his or her Income Deferral Account to the Estate Preservation Plan, such participant shall be deemed to have waived irrevocably any and all rights to benefits which might be due under the Plan with respect to those amounts so transferred.

         (b) In addition to the terms set forth in paragraph (a) above, amounts from a participant's Income Deferral Account may have to be transferred to the Estate Preservation Plan in order to satisfy a prior obligation of such participant in connection with the Estate Preservation Plan. Any such transfer shall be made solely upon the direction of the Compensation Committee, upon the determination of the Compensation Committee that such transfer is necessary, and shall be
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effected under the same terms and conditions as a voluntary transfer under paragraph (a) above. If it is determined by the Committee that such a transfer is necessary, the participant's Income Deferral Account shall be reduced by the requisite amount as of December 31st in the year as directed by the Compensation Committee. Upon the determination of the Compensation Committee and the subsequent transfer of amounts into the Estate Preservation Plan, such participant shall be deemed to have waived irrevocably any and all rights to benefits which might be due under the Plan with respect to those amounts so transferred.

         9. DEDUCTIONS FROM DISTRIBUTIONS. The Company will deduct from each distribution amounts required to be withheld for income, Social Security and other tax purposes. Such withholding will be done on a pro rata basis per investment. The Company may also deduct any amounts the participant owes the Company for any reason.

         10. BENEFICIARY DESIGNATIONS. A participant may designate one or more beneficiaries to receive the value of his/her Income Deferral Account upon death. Should a beneficiary predecease the participant, or should a beneficiary not be named, the amount designated for such beneficiary or the participant's balance, as the case may be, will be distributed to the participant's estate. Beneficiary designations may be made or revised at any time by submitting a Beneficiary Designation Form to Extra Compensation Services.

         11. AMENDMENTS. The Committee may amend the Plan at any time. However, such amendment shall not without the consent of a participant, materially adversely affect any right or obligation with respect to any Deferred Award made theretofore.

         12. MISCELLANEOUS. The Company does not fund the obligations created by the participant's participation in the Plan. Rather, the Company makes an unsecured promise to pay these obligations out of general corporate assets. This applies to obligations for both active and retired participants.

         In the first quarter of each calendar year, statements will be sent to active participants participating in the Plan as well as to retirees with Deferral Accounts. The statement will also include previously made deferral elections and beneficiary designations. The report for retirees will provide the deferred payout balance plus interest, as well as the deferred and/or installment election and beneficiary designations.

         The Plan shall be administered by the Extra Compensation Services Department at the Corporate Headquarters of Company. Questions in regard to the administration of the Plan should be addressed to it.

AN ELECTION TO DEFER AND/OR BE PAID IN INSTALLMENTS SHOULD ONLY BE MADE IN CONSULTATION WITH A PARTICIPANT'S TAX AND/OR FINANCIAL ADVISOR.